Exhibit 99.1

       MOLSON COORS SELLS CONTROLLING STAKE IN BRAZIL OPERATIONS TO FEMSA,
                    ANNOUNCES FOURTH QUARTER BUSINESS TRENDS

    MONTREAL and DENVER, Jan. 16 /PRNewswire-FirstCall/ -- Molson Coors Brewing Company (NYSE: TAP; TSX) announced that it today sold a 68 percent equity interest in its Brazilian unit, Cervejarias Kaiser ("Kaiser"), to FEMSA Cerveza S.A. de C.V. ("FEMSA") for US$68 million cash, including the assumption by FEMSA of certain Kaiser-related debt and contingencies.

    Following the transaction, Molson Coors will own 15 percent of Kaiser and have one seat on its board. Heineken NV remains a 17 percent equity partner in the Kaiser business.

    "Last year, we committed to a strategic review of our Brazilian business. We made good on that commitment, and this transaction is the result," said Leo Kiely, President and CEO of Molson Coors. "The transaction allows us to focus on our biggest markets and to continue to deliver the cost synergies and other benefits related to the Molson Coors merger. It also represents a winning proposition for Kaiser in Brazil, as it further aligns branding, production, selling and distribution operations." FEMSA owns the largest distributor of Kaiser products in Brazil.

    Kiely added, "We believe this partnership with FEMSA will strengthen Kaiser's overall position in the Brazilian market. By maintaining a minority ownership interest and the possibility of launching Coors Light in Brazil, we expect to continue to participate in the upside we see in the Kaiser business and the Brazilian beer market."

    Kaiser financial debt totaled approximately US$60 million at closing. While Molson Coors believes that all significant contingencies have been disclosed as part of the sale process and adequately reserved for on the Kaiser financial statements, resolution of contingencies and claims above reserved or otherwise disclosed amounts could, under some circumstances, result in additional liabilities for Molson Coors because of transaction- related indemnity provisions.

    Molson Coors intends to report Kaiser results for the fourth quarter and full year of 2005 as discontinued operations in its financial statements. Following this transaction, Molson Coors intends to report its interest in Kaiser in its financial statements using cost-method accounting.

    J.P. Morgan Securities Inc. acted as exclusive financial advisor to Molson Coors and provided a fairness opinion in relation to the transaction.

    Fourth Quarter Business Trends

    Separately, Molson Coors Brewing Company announced that it expects to report lower consolidated sales volume and earnings per share, excluding special items, for the fourth quarter of 2005 versus the comparable pro forma fourth quarter of 2004. Although financial results have not been compiled yet for the 13-week fourth quarter ended December 25, 2005, the company expects lower earnings primarily due to higher costs, difficult industry pricing in key markets and non-recurring factors.

    Consolidated fourth quarter 2005 sales volume declined approximately 2 percent, and consolidated sales to retail decreased about 1-1/2 percent versus the pro forma fourth quarter of 2004. Canada segment sales to retail were virtually unchanged compared to the pro forma period a year ago, while sales volume increased slightly versus prior year. In particular, Coors Light sales to retail in Canada continued to grow at a double-digit rate. Comparable fourth quarter U.S. sales volume to wholesalers was virtually unchanged, while sales to retail grew approximately 1 percent versus a year earlier, driven by low-single-digit growth of Coors Light. Europe segment sales to retail decreased about 3-1/2 percent compared to a year ago, while Brazil sales to retail declined approximately 7 percent on a comparable basis versus a year ago.

    The company generally does not release any financial information prior to an earnings release for the relevant period but is disclosing the above information in connection with the disclosure regarding the sale of its Brazil operations.

    Additional financial information will be available with Molson Coors Brewing Company's fourth quarter 2005 earnings release, scheduled for Feb. 9, 2006. The company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time on this date to discuss the company's 2005 fourth quarter financial results.

    Molson Coors Brewing Company is the fifth-largest brewer in the world. It sells its products in North America, Europe, Latin America and Asia. Molson Coors is the leading brewer in Canada, the second-largest in the U.K., and the third-largest in the U.S. The company's brands include Coors Light, Molson Canadian, Molson Dry, Carling, Coors and Keystone. For more information on Molson Coors, visit the company's website, www.molsoncoors.com.

    Forward-Looking Statements

    This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "possibility," "believe," "anticipates," and "expects," and other terms with similar meaning indicating possible future events or actions or potential impact on the business of the Company. It also includes financial information of which, as of the date of this press release, the Company's independent auditors have not completed their review. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the company's projections and expectations are disclosed in the company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the recent merger; failure to realize anticipated results from synergy initiatives; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  Molson Coors Brewing Company
    -0-                             01/16/2006
    /CONTACT: Media, Sylvia Morin, +1-514-590-6345, or Investors, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield, +1-303-277-6894, all of Molson Coors Brewing Company/
    /Web site:  http://www.molsoncoors.com /
    (TAP TAP.)

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